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                                                                     EXHIBIT 4.4












                                            FIREFOX COMMUNICATIONS
                                            LIMITED

                                            1994 SHARE OPTION SCHEME

                                            (ASSUMED BY NETMANAGE, INC.)
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                         FIREFOX COMMUNICATIONS LIMITED

                            1994 SHARE OPTION SCHEME

                          (ASSUMED BY NETMANAGE, INC.)

                                 INDEX OF RULES


Rule                                                                                      Page
----                                                                                      ----
1.      Definitions                                                                          1


2.      Eligibility                                                                          3


3.      Invitations to apply for options                                                     3


4.      Option Price                                                                         4


5.      Applications for Options                                                             4


6.      Grant of Options                                                                     5


7.      Non-transferability of Options                                                       5


8.      Exercise of Options                                                                  6


9.      Manner of Exercise of Options                                                        8


10.     Overall Limits on the Granting of Options                                            9


11.     Offers of Take-over; Reconstruction or Winding-up                                    9


12.     Variation of Capital                                                                12


13.     Alteration of the Scheme                                                            13


14.     Miscellaneous                                                                       14



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                                    RULES OF
                         FIREFOX COMMUNICATIONS LIMITED
                            1994 SHARE OPTION SCHEME

                          (ASSUMED BY NETMANAGE, INC.)


Definitions

1.   In this Scheme (unless the context otherwise requires):

     (1) "Application Date" in relation to any invitation to apply for an Option means such date (being not more than 21 days after the day on which that invitation was issued) as shall be determined by the Board to be the latest date by which an application for the grant of an Option must be received by the Board in response to that invitation;

     (2)  "Auditors" means the auditors of the Company for the time being;

     (3)  "the Board" means the board of directors of the Company;

     (4) "the Company" means Firefox Communications Limited (registered in England with No. 2417148);

     (5)  "control" has the same meaning as in Section 840 of the Taxes Act;

     (6) "Date of Grant" in relation to any Option means the date on which that Option is granted in accordance with rule 6(1) below;

     (7) "Employee" means a director or employee of any company within the Group who is required to devote substantially the whole of his time to his duties and in any event not less than 25 hours per week (excluding meal breaks);

     (8) "the Group" means the Company and each and every Subsidiary of the Company;

     (9) "Option" means a subsisting right to acquire by purchase Shares which is granted in accordance with and subject to the rules of the Scheme and has not been exercised in full;

     (10) "an Option-Holder" means a person who has an Option, or upon the death of such a person, his personal representatives;

     (11) "Option Price" means the price at which an Employee may acquire a Share upon the exercise of an Option (as determined in accordance with rule 4 below);

     (12) "the Scheme" means the Firefox Communications Limited 1994 Share Option Scheme as set out herein and altered or added to from time to time in accordance with rule 14 below;

     (13) "Shares" means fully-paid Ordinary shares in the capital of the Company;



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     (14) "Subsidiary" means a company which is under the control of the
          Company;

     (15) "the Taxes Act" means the Income and Corporation Taxes Act 1988;

     (16) Words and expressions not defined in this rule 1 have the same meanings as in Section 135 of the Taxes Act 1988;

     (17) any reference in the Scheme to any enactment includes a reference to that enactment from time to time modified extended or re-enacted;

     (18) words denoting the masculine gender shall include the feminine;

     (19) words denoting the singular shall include the plural and vice versa.

Eligibility

2. (1) Options shall not be granted to, nor exercised by any person unless (subject to rules 8(4)-(6) below) he is an Employee;

     (2) Subject to rule 2(1) above the Board shall have an absolute discretion as to the selection of persons to whom invitations to apply for Options may be issued.

Invitations to Apply for Options

3. (1) The Board may at any time, if it, in its discretion so decides, issue to persons who are, or may at the intended Date of Grant be, Employees invitations in writing to apply for Option;

     (2)  Each such invitation shall specify:

          (a) the maximum number of Shares in respect of which the Employee is invited to apply for an Option;

          (b)  the Option Price;

          (c) the form and manner in which the Employee may apply for an Option;

          (d)  the Application Date;

          (e) the special conditions (if any) subject to which such an Option would be capable of being exercised as determined by the Board pursuant to rule 8(3); and shall otherwise be in such form as the Board may from time to time prescribe.

Option Price

4. Subject to any adjustment pursuant to rule 13 below, the Option Price shall be determined by the Board.



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Applications for Options

5. Each Employee to whom an invitation is issued may apply for an Option by submitting to the Board an application in writing which:

          (a) is received by the Board at the registered office of the Company, or at such other address as may be stipulated in the invitation, not later than the Application Date; and

          (b) specifies the number of Shares in respect of which the application for an Option is made, being not greater than the number of Shares specified in the invitation; and

          and is otherwise in such form as the Board may from time to time prescribe.

Grant of Options

6. (1) Subject to rule 6(2) below, within the period of 30 days beginning with the first of the days (as mentioned in rule 4 above) by reference to which the Option Price is determined in respect of Options for which invitations to apply are issued on any occasion, the Board may, if it so decides, grant to each Employee who has duly submitted an application in accordance with rule 5 above an Option over the number of Shares in respect of which his application is made or such lesser number of Shares as the Board may determine;

     (2) As soon as reasonably practicable after an Option has been granted in accordance with rule 6(1) above the Board shall issue to the Option-holder an option certificate which specifies:

          (a)  the Date of Grant;
          (b)  the number of Shares in respect of which the Option is granted;
          (a)  the Option Price;
          (b) the last date on which the Option may be exercised by reason of rule 8(1) below and is otherwise in such form as the Board may from time to time prescribed;

     (3) No consideration shall be paid to the Board for the grant of the Option and such option certificate shall be sealed with the Company's seal.

Non-Transferability of Options

7.   An Option shall immediately cease to be exercisable if:

          (a) (except as provided in rule 11(4) - exchange of options upon a takeover) the Option-holder purports to transfer or assign (otherwise than to personal representatives on death), mortgage, charge or otherwise dispose of the Option or any part thereof; or



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          (b)  the Option-holder is adjudicated bankrupt or a bankruptcy order is made against the Option-holder pursuant to chapter 1 of part IX of The Insolvency Act 1986.

Exercise of Options

8. (1) No Option may be exercised later than the seventh anniversary of the Date of Grant;

     (2) The exercise of an Option may be made wholly or partly conditional upon the performance of the Company and/or any Subsidiary and/or the Option-holder over such period and measured against such criteria as may be determined by the Board. Any such determination may include provision for any Option to become wholly or partly unconditional during any part or parts of such period from time to time if events happen which cause the Board to consider reasonably that a varied condition would be a fairer measure of performance and no more difficult to satisfy than it would have been without the variation. The Board shall notify to each Option-holder in writing the nature of any such condition applicable to his Option and when the exercise of such Option has become unconditional;

     (3) If an Option-holder dies then, subject to rule 8(1), Options granted to him may be exercised by his personal representatives within the period of 12 months beginning with the date of his death and shall cease to be exercisable at the end of that period;

     (4)  If an Option-holder ceases to be an Employee by reason of:

          (a) injury or disability (evidenced to the satisfaction of the Board); or

          (b) the transfer or sale of the undertaking or part of the undertaking in which the Employee is employed to a person who is not a member of the Group, or who would not be a member of a group including the Company and the acquiring company referred to in rule 11(4);

               then, subject to rules 8(1) and 8(3) above, Options granted to him may only be exercised within the period referred to in rule 8(6) below and shall otherwise cease to be exercisable;

     (5) Subject to rule 8(5)(c) below, if an Option-holder ceases to be an Employee for any reason other than those set out in rules 8(4) (a) and
          (b) above then, subject to rules 8(1) and 8(3) above, options granted to him may only be exercised:

          (a)  with the approval of the Board given in writing; and

          (b) (unless otherwise provided by the Board) within the period referred to in rule 8(6) below and shall otherwise cease to be exercisable SAVE THAT if no such approval is given by the Board to the Option-holder within the period of 3 months beginning with the date on which such Option-holder ceases to be an Employee then such Options shall cease to be exercisable at the end of that period 3 months;



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          (c)  An Option-holder shall not be regarded as having ceased to be an
               Employee by reason of the transfer of the office or employment to a member of a group including the Company and the acquiring company referred to in rule 11(4);

     (6) The period mentioned in rules 8(4) and 8(5) (b) above is 6 months beginning with the date on which the Option-holder ceases to be an Employee.

Manner of Exercise of Options

9. (1) An option shall be exercised only by the Option-holder serving a written notice upon the Board which:

          (a) specifies the number of Shares in respect of which that Option is exercised which in any event shall not exceed the number of Shares in respect of which that Option subsists and which have not been specified for this purpose in a prior notice serviced by the Option-holder in accordance with this rule 9;

          (b) is accompanied by payment of an amount equal to the product of the number of Shares specified in the notice and the Option Price; and

          (c) unless the Board otherwise permits, is accompanied by the option certificate in respect of that Option;

          and is otherwise in such form as the Board may from time to time prescribe;

     (2) Subject to rule 9(3) below, within the period of 30 days beginning with the date on which the Company receives a notice of exercise which complies with rule 9(1) above, the Board shall issue the number of Shares specified in that notice to the Option-holder;

     (3) As soon as reasonably practicable after the issue of any Shares pursuant to rule 9(2) above, the Board on behalf of the Company shall register in the name of the Option- holder the Shares issued to the Option-holder pursuant to rule 9(20(b) above and issue to such registered shareholder a definitive share certificate; and

          If the Option remains partially unexercised, the Board shall either amend the option certificate issued to the Option-holder pursuant to rule 6(3) above so as to indicate the number of Shares in respect of which the Option subsists, or issue to the Option- holder a new option certificate which shall contain all the information which would have been contained in such an amended option;

     (4) The registration of any person as the registered holder of any shares acquired under the Scheme shall be subject to the Memorandum and Articles of Association of the Company and to obtaining any consents required under any statutory or regulatory provision;

     (5) All Shares issued under the Scheme shall rank pari passu in all respects with the Shares for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of such transfer.



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Overall Limits on the Granting of Options

10. Subject to rule 13 below, the number of Shares in respect of which Options may be granted on any day, when added to the number of Shares in respect of which options have previously been granted under the Scheme or any other share option scheme approved by the Inland Revenue under Schedule 9 of the Taxes Act 1988 (and, if not exercised, have not then ceased to be exercisable) shall not exceed 5 percent of the Shares in issue on that day.

Offers of Take-over, Reconstruction or Winding-up

11.  (1)  If:

          (a) a general offer to acquire the whole of the Issued Share Capital is made subject to a condition that if it is satisfied the person making the offer will have control of the Company; or

          (b) a general offer is made to acquire all the shares in the Company of the same class as the Shares, the Board will give notice in writing to the Option-holder that such an offer has been made, and if such notice is given, Options may be exercised within such period as the Board, may specify in the notice;

     (2) If, as a result of any such general offer as is mentioned in rule 11(1) above, the Company shall come under the control of another person or persons, the Option- holder shall be entitled to exercise his Option within the period of 6 months of he date when the person making the offer has obtained control of the Company and any condition subject to which the offer is made has been satisfied;

     (3) If any time any person becomes entitled to acquire shares in the Company under Section 428-430 of the Companies Act 1985 the Option-holder shall be entitled to exercise his Option at any time when that person remains so entitled or bound;

     (4) If any company (in this clause referred to as "the acquiring company;):

          (a) obtains control of the Company as a result of making a general offer as mentioned in rule 11(1) above; or

          (b) obtains control of the Company in pursuance of a compromise or arrangement sanctioned by the court made under Section 425 of the Companies Act 1985; or

          (c) becomes bound or entitled to acquire Shares under Sections 428 to 430 of the Companies Act 1985 an Option-holder may, at any time within the appropriate period as mentioned in rule 11(5) below, by agreement with the acquiring company, release his Option in consideration of the grant to him of rights to acquire shares in the acquiring company or any other company falling within sub-paragraphs (b) or (c) of paragraph 10 of Schedule 9 Taxes Act 1988 (read and construed as if reference in those provisions to the company concerned were references to the acquiring company);



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               PROVIDED THAT:

               such rights will be exercisable only in accordance with the provisions of this Scheme (read and construed as if all references to the Company and to the shares in rules 8, 11 and 12, were references to the company in respect of whose shares such rights are granted and to the shares in that company);

          (5)  In rule 1194) "the appropriate period" means:

               (a) in a case falling within paragraph (a), the period of six months beginning with the time when the person making the offer has obtained control of the company and any condition subject to which the offer is made has been satisfied;

               (b) in a case falling within paragraph (b), the period of six months beginning with the time when the court sanctions the compromise or arrangements, and

               (c) in a case falling within paragraph (c), the period during which the acquiring company remains bound or entitled as mentioned in that paragraph.

          (6) For the purposes of this rule a person shall be deemed to have control of a company if he and others acting in concert with him have together obtained control of it;

          (7) If notice is given to shareholders of the Company of a general meeting of the Company at which a resolution for the voluntary winding-up of the Company is to be proposed, an Option may, subject to rule 8(1) above, be exercised at any time before the commencement of the winding-up;

          (8) All Options shall immediately cease to be exercisable upon the commencement of a winding-up of the Company.

Variation of Capital

12. (1) In the event of any increase or variation of the Issued Ordinary Share Capital by way of capitalization or rights issue, or sub-division, consolidation or reduction, the Board may make such adjustments as it considers appropriate:

          (a)  to the number of Shares which are subject to any Option, and/or

          (b) to the Option price payable for each Share under any such Option, and/or;

          (c)  to any other term of any such Option, and/or

          (d) where such an Option has been exercised but no Shares have been issued in accordance with rule 9(2) above, to the number of Shares which may be so issued and the price payable for each such Share;



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          PROVIDED THAT;

          except in the case of a capitalization issue, any such adjustment is confirmed in writing by the Auditors to be in their opinion fair and reasonable.

     (2) As soon as reasonably practicable after making any adjustment pursuant to rule 12(1) above, the Board shall give notice in writing thereof to every Option-holder affected thereby and shall at the written request of any such Option-holder and upon the surrender of any option certificates which holds deliver to him a revised option certificate in respect of his Option.

Alteration of the Scheme

13. (1) The Board may make any alteration or addition to the Scheme as may be necessary or desirable to ensure that the Scheme is not disadvantageous to shareholders of the Company;

          PROVIDED THAT;

          no alterations or addition shall be made to the advantage of Option-holders to:

               rule 4 (Option Price);
               rule 6(1) (grant of option);
               rule 7(non-transferability of Options);
               rule 8 (exercise of Options);
               rule 9(5) (rights attaching to Shares);
               rule 11 (offer of Take-over, reconstruction or winding up of the Company); and this rule 13 without the prior approval by ordinary resolution of the shareholders of the Company in general meeting SAVE THAT the provisions of this rule 14 shall not apply to the extent that such alteration or addition is necessary in order to comply with or take account of the requirements of any statutory or regulatory provision whether in the United Kingdom or elsewhere;

     (2) As soon as reasonably practicable after making any alteration or addition under this rule 13, the Board shall give notice in writing thereof to any Option-holder affected thereby.

Miscellaneous

14. (1) The Company shall at all times keep available sufficient Shares to satisfy the exercise in full of all the Options for the time being remaining capable of being exercised under the Scheme;

     (2) The Board may from time to time make and vary such rules and regulations not inconsistent herewith and establish such procedure for the administration and implementation of the Scheme as they think fit and in the event of any dispute or disagreement as to the interpretation of the Scheme or of any such rules, regulation or procedure or as to any question or right arising from or related to the Scheme, the decision of the Board shall (except as regards any matter required to be determined by the Auditors hereunder) be final and binding upon all persons;

     (3) In any matter in which they are required to act hereunder, the Auditors shall be deemed to be acting as experts and not as arbitrators and the Arbitration Acts 1950-1979 shall not apply hereto;

     (4) Option-holders shall be entitled to receive copies of all accounts circular and notices (other than proxy or voting forms) sent to holders of Shares but shall have no right to attend general meetings of the Company;

     (5) Except as otherwise provided in the Scheme, any notice or document to be given to any person in accordance or in connection with the Scheme shall be duly given if delivered to him (if he is an Employee) at his place of work or sent through the post in a pre-paid envelope to the address last known to the Board to be his address and if so sent shall be deemed to have been duly given on the date of posting. Any notice or document so sent to an Option-holder shall be deemed to have been duly given notwithstanding that such Option-holder is then deceased (and whether or not the Company has notice of his death) except where his legal personal representatives have established their title to the satisfaction of the Board and supplied to the Board an address to which documents are to be sent;

     (6) The rights and obligations of an Option-holder under the terms of his employment with the Company or any of its Subsidiaries shall not be affected by his participation in the Scheme and the Scheme shall afford an Option-holder no additional rights to compensation or damage in consequence of the termination of his employment for any reason whatsoever;

     (7) The costs of the administration and implementation of the Scheme shall be borne by the Company.